Sub-Item 77D
Policies with Respect to Securities Investments
Janus Enterprise Fund
Janus Olympus Fund
2-34393, 811-1879

Janus Enterprise Fund
New Policy:

Janus Enterprise Fund is classified as a diversified fund under the Investment Company Act of 1940. With respect to 75% of its total assets, Janus Enterprise Fund may not purchase securities of an issuer (other than the U.S. Government, its agencies, instrumentalities or authorities or repurchase agreements collateralized by U.S. Government securities, and other investment companies) if: (a) such purchase would, at the time, cause more than 5% of the Fund's total assets taken at market value to be invested in the securities of such issuer; or
(b) such purchase would, at the time, result in more than 10% of the outstanding voting securities of such issuer being held by the Fund.

Old Policy:

Janus Enterprise Fund is classified as a nondiversified fund.

Janus Olympus Fund
New Policy:

Janus Olympus Fund is classified as a diversified fund under the Investment Company Act of 1940. With respect to 75% of its total assets, Janus Olympus Fund may not purchase securities of an issuer (other than the U.S. Government, its agencies, instrumentalities or authorities or repurchase agreements collateralized by U.S. Government securities, and other investment companies) if: (a) such purchase would, at the time, cause more than 5% of the Fund's total assets taken at market value to be invested in the securities of such issuer; or
(b) such purchase would, at the time, result in more than 10% of the outstanding voting securities of such issuer being held by the Fund.

Old Policy:

Janus Olympus Fund is classified as a nondiversified fund.